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                                                                     EXHIBIT 21

                Subsidiaries of CinemaStar Luxury Theaters, Inc.



CinemaStar Luxury Cinemas, Inc., a California corporation, 100% owned

CinemaStar Luxury Theaters, S.A. de C.V., a Mexican corporation, 75% owned